                                                                   Exhibit 23.01


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-23821, 333-23823, 333-23825, 333-23827,
333-43447, 333-52807 and 333-52809) of Ingram Micro Inc. of our report dated February 17, 2000, except as to the second paragraph of Note 5, which is as of March 8, 2000, relating to the financial statements, which appears in the Annual Report to Shareowners, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 17, 2000, except as to the second paragraph of Note 5, which is as of March 8, 2000, relating to the financial statement schedule, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Costa Mesa, California
March 27, 2000